Exhibit 5.1

December 28, 2016

066821.0308

Noble Corporation

Noble Holding International Limited

c/o Noble Corporation

Suite 3D, Landmark Square

64 Earth Close

P.O. Box 31327

George Town, Grand Cayman

Cayman Islands, KY1-1206

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-3 (Registration No. 333-202378) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by Noble Corporation, a Cayman Islands exempted company with limited liability (“Noble-Cayman”), and Noble Holding International Limited, a Cayman Islands exempted company with limited liability (“NHIL”), under the Securities Act of 1933, as amended (the “Act”), relating to, among other things, (i) unsecured senior debt securities of Noble-Cayman and unsecured subordinated debt securities of Noble-Cayman, together with related guarantees, and (ii) unsecured senior debt securities of NHIL and unsecured subordinated debt securities of NHIL, together with related guarantees, certain legal matters in connection with the Notes and the Guarantee (each as defined below) are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to Noble-Cayman’s Current Report on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”).

The Registration Statement has been filed with the Commission and became effective under the Act upon filing. A related prospectus dated February 27, 2015, as supplemented by a prospectus supplement dated December 14, 2016 (as so supplemented, the “Prospectus”) relating to the Notes, has been filed by NHIL and Noble-Cayman with the Commission pursuant to Rule 424(b) under the Act, including all documents incorporated by reference therein. On December 14, 2016, Noble-Cayman and NHIL entered into an Underwriting Agreement (the “Underwriting Agreement”) with the underwriters named therein (the “Underwriters”) providing for the issuance and sale by NHIL to the Underwriters of $1,000,000,000 aggregate principal amount of NHIL’s 7.750% Senior Notes due 2024 (the “Notes”), to be fully and unconditionally guaranteed (the “Guarantee”) by Noble-Cayman, as guarantor (the “Guarantor”).

December 28, 2016

The opinions set forth herein relate only to certain matters regarding the Notes and the Guarantee. Maples and Calder, Cayman Islands counsel to NHIL and Noble-Cayman, has delivered its opinion relating to certain additional matters regarding the Notes and the Guarantee, which opinion is to be filed as Exhibit 5.2 to the Form 8-K.

In our capacity as your counsel in the connection referred to above, we have examined (a) the Registration Statement, (b) the Prospectus, (c) the Indenture, dated as of March 16, 2015 (the “Base Indenture”), between NHIL and Wells Fargo, N.A., as trustee (the “Trustee”), and (d) the Second Supplemental Indenture, dated as of December 28, 2016 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among NHIL, the Guarantor and the Trustee, pursuant to which the Notes will be issued. We have also examined originals, or copies certified or otherwise identified, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to such opinions, we have relied upon certificates or comparable documents of public officials and of officers and representatives of NHIL and the Guarantor. In connection with such opinions, we have assumed that (i) the Base Indenture has been duly authorized, executed and delivered by NHIL and the Trustee and represents a valid and legally binding obligation of the Trustee, (ii) the Supplemental Indenture has been duly authorized, executed and delivered by NHIL, the Guarantor and the Trustee and represents a valid and legally binding obligation of the Trustee and (iii) NHIL and the Guarantor have the corporate power and authority to enter into the Base Indenture and the Supplemental Indenture and issue the Notes and the Guarantee, respectively.

Based upon and subject to the foregoing, we are of the opinion that the Notes, when they have been duly authorized, executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and duly purchased and paid for in accordance with the terms of the Underwriting Agreement, will constitute valid and legally binding obligations of NHIL and will be entitled to the benefits of the Indenture, and the Guarantee will constitute the valid and legally binding obligation of the Guarantor, enforceable in each case against NHIL and the Guarantor, as the case may be, in accordance with their respective terms, except as the enforceability thereof is subject to the effect of (i) applicable bankruptcy, receivership, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting the enforcement of the rights and remedies of creditors or parties to executory contracts generally; (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and the exercise of equitable powers by a court of competent jurisdiction (and no opinion is given herein as to the availability of any specific equitable relief or equitable remedies); (iii) any implied covenants of good faith and fair dealing; and (iv) applicable law or public policy limiting the enforcement of provisions providing for the indemnification of or contribution to a party.

The opinions set forth above are limited in all respects to matters of the law of the State of New York and applicable United States federal law.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Form 8-K. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.